Exhibit 99.1
PRESS RELEASE
WESTWOOD ONE, INC.
REPORTS RESULTS FOR
THE SECOND QUARTER 2011
New York, NY —August 15, 2011 — Westwood One, Inc. (NASDAQ: WWON), a leading independent provider of network radio content to the radio and digital sectors, today reported operating results for the second quarter 2011.
Westwood One’s second quarter revenue increased 1.8% to $40.8 million from $40.0 million in 2010. The increase was primarily due to increased advertising revenue from the Company’s news programming, partially offset by decreased advertising revenue from other programming.
Net income increased $19.4 million to $14.0 million in the second quarter of 2011 from a net loss of $5.4 million in the second quarter of 2010. This was primarily due to the sale of our Metro Traffic business on April 29, 2011, which resulted in a gain of $19.3 million. The results of the Metro Traffic business are presented as a discontinued operation in accordance with generally accepted accounting principles.
Adjusted EBITDA from continuing operations (1) in the second quarter was a loss of $1.0 million, which includes higher broadcast rights expense of $1.8 million primarily related to a new sports programming agreement, compared to Adjusted EBITDA from continuing operations of $1.0 million in the second quarter of last year.
“Our revenue was up slightly in the midst of slower than expected growth in the Network radio industry, and the seasonal absence of major sports programming in the second quarter.” said Rod Sherwood, President. “We continued to pursue new opportunities in programming and distribution by launching Rocsi on the Radio with the star of BET’s hit TV program, 106th and Park,” and by increasing distribution for our Dennis Miller show and our suite of Rick Dees programming.” In addition, we launched digital and social media extensions of our new talk programming, as well as digital distribution of the Dennis Miller Show, and digital video distribution of Loveline with Dr. Drew Pinsky and Mike Catherwood.”
“The most significant event of the second quarter was the sale of our Metro Traffic business to Clear Channel.” said Sherwood. “This transaction reduced the Company’s senior debt by approximately $104.0 million, strengthened our balance sheet, and helped position the Company for future growth. Since that time, we have continued to expand our programming assets, renew key partnerships, invest in our digital business and our IT infrastructure, and build new alliances with affiliates and advertisers and their agencies.”
“We believe that the best path to growth is to enhance the breadth of the products and services we provide to our customers,” said Sherwood. “Based on that strategy, on August 1, 2011, Westwood One announced plans to merge with Dial Global, a division of Triton Media Group, LLC. The combination of Dial Global and Westwood One creates a diverse radio programming, services and advertising sales company, enhancing the array of products and services provided to radio stations and national advertisers. The two companies also have complementary station group relationships, based on Westwood One’s distribution in large markets and Dial Global’s mid-size market distribution.” The transaction is expected to close in the fourth quarter of 2011, subject to customary closing conditions including completion of the debt financing and expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act.

Three Months Ended June 30, 2011.
For the three months ended June 30, 2011, revenue was $40.8 million, an increase of 1.8%, compared to $40.0 million in the second quarter of 2010.
Operating loss in the second quarter of 2011 increased by $2.6 million to $5.2 million from $2.6 million in 2010. This increased loss is primarily due to increased operating costs of $2.6 million and higher restructuring expenses of $1.2 million, partially offset by higher revenue of $0.7 million and lower corporate expense of $0.6 million. The increased operating costs were largely due to increases in broadcast rights fees and station compensation which represent an investment in our future revenue generation capability. The higher restructuring expense was primarily related to the termination of a programming agreement for $0.9 million.
Adjusted EBITDA from continuing operations (1) in the second quarter was a loss of $1.0 million, which includes higher broadcast rights expense of $1.8 million, primarily related to a new sports programming agreement, compared to Adjusted EBITDA from continuing operations of $1.0 million in the second quarter of last year.
Interest expense decreased $0.7 million, or 36.6%, to $1.3 million from $2.0 million in the second quarter of 2010, reflecting lower fees of $0.7 million related to amendments to agreements governing our Senior Notes. Interest expense included in discontinued operations of $1.2 million and $4.0 million for the three months ended June 30, 2011 and 2010, respectively, is related to the non-Gores Senior Notes being repaid in conjunction with the Metro Sale transaction.
The Company’s tax benefit increased $0.9 million to $2.7 million compared to $1.8 million in the second quarter of 2010. Our effective tax rate for the quarter ended June 30, 2011 was approximately 42.5% as compared to 40.0% for the comparable period in 2010. The higher income tax benefit in 2011 is primarily the result of a higher pre-tax loss.
Net income increased $19.4 million to $14.0 million from a net loss of $5.4 million in the second quarter of 2010, which is primarily attributable to the gain on the Metro Sale transaction of $19.3 million and a lower loss from discontinued operations of $1.0 million, partially offset by a higher loss from continuing operations of $0.9 million. Net income per share for basic and diluted shares was $0.62 in the second quarter of 2011, compared with net loss per share for basic and diluted shares of $(0.26) in the second quarter of 2010. Weighted average shares outstanding were higher in the second quarter of 2011 compared to the second quarter of 2010 primarily due to the issuance to Gores of 769,231 common shares in September 2010 and 1,186,240 common shares in February 2011.
Free cash flow (2) decreased to a use of $15.6 million in the second quarter of 2011 from a source of $6.0 million in the second quarter of 2010. The decrease was principally attributable to the absence of the 2010 federal tax refund of $12.9 million, the 2011 repayment of PIK interest of $10.9 million and decreases in other non-cash items of $0.9 million, partially offset by higher changes in other assets and liabilities of $1.5 million and lower capital expenditures of $1.6 million.

Six Months Ended June 30, 2011.
For the six months ended June 30, 2011, revenue was $92.5 million, a decrease of 3.3% compared to $95.6 million in the comparable 2010 period. This primarily reflected the absence of the Winter Olympics revenue in 2011 versus the first quarter revenue from this event in 2010.
Operating loss for the first six months of 2011 increased by $9.2 million to $14.0 million from a loss of $4.8 million in 2010. This increased loss is primarily due to increased operating costs of $6.0 million, lower revenue of $3.1 million and higher restructuring expenses of $1.6 million, partially offset by lower corporate expense of $1.5 million. The increased operating costs were largely due to increases in broadcast rights and station compensation which represent an investment in our future revenue generation capability. The higher restructuring expense was primarily related to the termination of a programming agreement for $0.9 million.
Adjusted EBITDA from continuing operations (1) in the first six months of 2011 was a loss of $5.9 million compared to Adjusted EBITDA from continuing operations income of $2.5 million in the first six months of 2010. Adjusted EBITDA from continuing operations (1) decreased in the first six months of 2011 primarily reflecting higher broadcast rights expense of $4.0 million compared to the first six months of last year (which is largely related to a new sports programming agreement) and lower revenue of $3.1 million. Of the $4.0 million of incremental broadcast rights expense, $2.4 million was non-cash expense. Excluding the incremental non-cash broadcast rights expense, Adjusted EBITDA from continuing operations would have been a loss of $3.5 million for the first six months of 2011.
Interest expense decreased $0.7 million, or 20.3%, to $2.6 million from $3.3 million in the first six months of 2010, reflecting lower fees of $0.7 million related to the amendments to agreements governing our Senior Notes. Interest expense included in discontinued operations of $5.0 million and $8.1 million for the six months ended June 30, 2011 and 2010, respectively, is related to the non-Gores Senior Notes being repaid in conjunction with the Metro Sale transaction.
The Company’s tax benefit increased $3.1 million to $7.0 million compared to $3.9 million in the first six months of 2010. Our effective tax rate for the six months ended June 30, 2011 was approximately 44.9% as compared to 48.3% for the comparable period in 2010. The higher income tax benefit in 2011 is primarily the result of a higher pre-tax loss.
Net income increased $16.3 million to $4.2 million from a net loss of $12.1 million in the first six months of 2010, which is primarily attributable to the gain on the Metro Sale transaction of $19.3 million and a lower loss from discontinued operations of $1.4 million, partially offset by a higher loss from continuing operations of $4.4 million. Net income per share for basic and diluted shares was $0.19 in the first six months of 2011, compared with net loss per share for basic and diluted shares of $(0.59) in the first six months of 2010. Weighted average shares outstanding were higher in the first six months of 2011 compared to 2010, primarily due to the issuance to Gores of 769,231 common shares in September 2010 and 1,186,240 common shares in February 2011.

Free cash flow (2) decreased to a use of $22.2 million in the first six months of 2011 from a source of $8.7 million in the comparable period of 2010. The decrease was principally attributable to the 2011 non-cash gain on the Metro Sale transaction of $19.3 million, the absence of the 2010 federal tax refund of $12.9 million, the 2011 repayment of PIK interest of $10.9 million, decreases in other non-cash items of $3.8 million and higher changes in other assets and liabilities of $2.3 million, partially offset by higher net income of $16.4 million and lower capital expenditures of $1.9 million.
Outlook
Westwood One’s revenue is pacing ahead for the second half of 2011 when compared to the same period in 2010. We were encouraged by the recent resolution of the NFL lock-out in August, and we are focused on bringing our unique sports packages to our advertising customers. However, since the NFL agreement was reached mid-way into the third quarter, it is possible that some substitution by advertisers into other properties may have occurred in September.
In addition, the recent events in the economy may impact our industry in the near term and could impact our revenue if advertisers respond by decreasing their spending.
About Westwood One
Westwood One (NASDAQ: WWON) is one of the nation’s largest providers of network radio programming serving more than 5,000 radio stations in the U.S. Westwood One provides over 150 news, sports, music, talk and entertainment programs, features and live events to numerous media partners.
Footnotes to Press Release
(1) Adjusted EBITDA is a non-GAAP financial measure that is reconciled to net income in the accompanying financial tables. We use Adjusted EBITDA to evaluate our performance relative to our competitors and have included it in this press release because we believe Adjusted EBITDA represents an effective means by which to measure our operating performance. Although we primarily view Adjusted EBITDA as an operating performance measure, we also consider it to be useful to investors because it enables them to evaluate and compare our results from operations and cash resources generated from our business in a more meaningful and consistent manner by excluding specific items which are not reflective of ongoing operating results. Adjusted EBITDA is not a measurement of financial performance under GAAP (Generally Accepted Accounting Principles) and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP, as an alternative to GAAP cash flow from operating activities or as a measure of our profitability or liquidity.
(2) Free cash flow is a non-GAAP financial measure that is reconciled to net income in the accompanying financial tables. We use free cash flow to evaluate our performance relative to our competitors and have included it in this press release because we believe free cash flow represents an effective means by which to measure our operating performance. Although we primarily view free cash flow as an operating performance measure, we also consider it to be a useful to investors because it provides them with an important perspective on the cash we have available to service our debt, maintain capital assets and fund ongoing operations and make strategic acquisitions and/or investments. Free cash flow is not a measurement of our financial performance under GAAP and should not be considered as an alternative to net income, operating income, or any other performance measure derived in accordance with GAAP, as an alternative to GAAP cash flow from operating activities or as a measure of our profitability or liquidity.

Forward-Looking Statements
Certain statements in this release constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Westwood One to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. The words or phrases “guidance,” “expect,” “anticipate,” “estimates” and “forecast” and similar words or expressions are intended to identify such forward-looking statements. In addition any statements that refer to expectations or other characterizations of future events or circumstances are forward-looking statements. Various risks that could cause future results to differ from those expressed by the forward-looking statements included in this release include, but are not limited to: risks related to the proposed merger with Verge Media Holdings (d/b/a Dial Global) (the “Merger”), such as consummation of the Merger is subject to regulatory approval and certain other closing conditions, that our indebtedness after the Merger will be substantial, that the anticipated benefits of the Merger may not be fully realized or may take longer to realize than expected, and failure to complete the Merger could impact our stock price and/or our future business and financial results. Other risks include those related to our business such as continued declines in our operating income; the significant amount of our indebtedness; our future cash flow from operations and our ability to achieve our financial projections; changes to our CBS arrangement; maintenance of an effective system of internal controls; increased competition and technological changes and innovations; failure to obtain or retain the rights in popular programming; acceptance of our content; continued consolidation in the industry; and Gores’ influence over our corporate actions. Our key risks are described in our reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011 and our Annual Report on Form 10-K for the year ended December 31, 2010. Except as otherwise stated in this news announcement, Westwood One, Inc. does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise.
Media Contact:
Chris Miller
Westwood One
917-533-7224
chris_miller@westwoodone.com

WESTWOOD ONE, INC
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Revenue	$40,759	$40,036	$92,494	$95,611

Operating costs	40,151	37,575	94,744	88,728
Depreciation and amortization	1,693	1,450	3,393	2,846

Corporate, general and administrative expenses	2,018	2,640	4,673	6,171

Restructuring charges	1,339	129	1,774	159
Special charges	731	831	1,924	2,528

Total expenses	45,932	42,625	106,508	100,432

Operating loss	(5,173)	(2,589)	(14,014)	(4,821)

Interest expense	1,285	2,026	2,589	3,248
Other expense (income)	—	(3)	(1,096)	(2)

Loss from continuing operations before income tax	(6,458)	(4,612)	(15,507)	(8,067)

Income tax benefit from continuing operations	(2,744)	(1,847)	(6,968)	(3,899)

Net loss from continuing operations	(3,714)	(2,765)	(8,539)	(4,168)
Loss from discontinued operations, net of income tax	(1,616)	(2,653)	(6,557)	(7,973)
Gain on disposal of discontinued operations, net of income tax	19,313	—	19,313	—

Net income (loss)	$13,983	$(5,418)	$4,217	$(12,141)

Income (loss) per common share — basic and diluted:
Continuing operations	$(0.16)	$(0.13)	$(0.39)	$(0.20)
Discontinued operations	0.78	(0.13)	0.58	(0.39)

Net income (loss)	$0.62	$(0.26)	$0.19	$(0.59)

Weighted average common shares outstanding:
Basic and diluted	22,592	20,544	22,173	20,544

WESTWOOD ONE, INC
CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	June 30, 2011	December 31, 2010
	(unaudited)	(derived from audited)
ASSETS
Current assets:
Cash and cash equivalents	$13,289	$2,938

Accounts receivable, net of allowance for doubtful accounts	37,457	49,672
Prepaid and other assets	14,085	16,583
Current assets discontinued operations	590	48,723

Total current assets	65,421	117,916

Property and equipment, net	23,711	23,502
Intangible assets, net	24,600	26,262
Goodwill	25,796	25,796
Other assets	6,216	1,642
Non-current assets discontinued operations	—	93,156

TOTAL ASSETS	$145,744	$288,274

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$24,794	$33,957
Amounts payable to related parties	1,331	859
Accrued expenses and other liabilities	17,339	20,148
Current liabilities discontinued operations	11,754	32,357

Total current liabilities	55,218	87,321

Long-term debt	35,000	136,407
Deferred tax liability	14,375	24,188
Due to Gores	10,479	10,222
Other liabilities	14,635	15,951
Non-current liabilities discontinued operations	6,209	20,177

TOTAL LIABILITIES	135,916	294,266

Commitments and Contingencies

STOCKHOLDERS’ EQUITY (DEFICIT)
Common stock, $.01 par value: authorized: 5,000,000 shares	226	213
Additional paid-in capital	100,242	88,652
Accumulated deficit	(90,640)	(94,857)

TOTAL STOCKHOLDERS’ EQUITY (DEFICIT)	9,828	(5,992)

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$145,744	$288,274

WESTWOOD ONE, INC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Six Months Ended June 30,
	2011	2010

Cash Flows from Operating Activities:
Net income (loss)	$4,217	$(12,141)
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Gain on sale of Metro Traffic	(19,313)	—
Depreciation and amortization	7,237	9,185
Deferred taxes	(8,335)	(8,622)
Federal tax refund	—	12,940
Paid-in-kind interest — paid	(10,895)	—
Paid-in-kind interest — accrued	1,924	2,980
Non-cash equity-based compensation	1,952	1,881
Change in fair value of derivative liability	(1,096)	—
Amortization of deferred financing costs	11	11
Net change in other assets and liabilities	4,723	6,988

Net cash (used in) provided by operating activities	(19,575)	13,222

Cash Flows from Investing Activities:
Proceeds from Metro Traffic Sale	115,000	—
Capital expenditures	(2,618)	(4,540)

Net cash provided by (used in) investing activities	112,382	(4,540)

Cash Flows from Financing Activities:
Repayments of Senior Notes	(92,180)	(15,500)
Issuance of common stock	10,000	—
Proceeds from exercise of stock options	567	—
Payments of finance and capital lease obligations	(843)	(612)
Proceeds from Revolving Credit Facility	—	7,000

Net cash used in financing activities	(82,456)	(9,112)

Net increase (decrease) in cash and cash equivalents	10,351	(430)
Cash and cash equivalents, beginning of period	2,938	4,824

Cash and cash equivalents, end of period	$13,289	$4,394

The following table provides a reconciliation of Adjusted EBITDA to net income determined in accordance with GAAP for three and six months ended June 30, 2011 and 2010.
WESTWOOD ONE, INC
ADJUSTED EBITDA RECONCILIATION
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net income (loss)	$13,983	$(5,418)	$4,217	$(12,141)

Gain on disposal of discontinued operations, net of income tax	(19,313)	—	(19,313)	—
Loss from discontinued operations, net of income tax	1,616	2,653	6,557	7,973
Interest expense	1,285	2,026	2,589	3,248
Depreciation and amortization	1,693	1,450	3,393	2,846
Income taxes provision (benefit)	(2,744)	(1,847)	(6,968)	(3,899)
Restructuring, special charges and other (a)	2,070	1,556	3,698	3,283

Stock-based compensation (continuing operations)	423	546	1,069	1,224

Other non-operating losses (gains)	—	(3)	(1,096)	(2)

Adjusted EBITDA (b)	$(987)	$963	$(5,854)	$2,532

(a)
Restructuring, special charges and other includes expense of $596 is classified as general and administrative expense on the Statement of Operations for the three months and six months ended June 30, 2010.

(b)
Adjusted EBITDA includes incremental broadcast rights (credit) expense of $(2,220) and 2,372 for the three and six months ended June 30, 2011, respectively, related to a new sports programming agreement.

The following table provides a reconciliation of Free Cash Flow to net cash (used in) provided by operating activities determined in accordance with GAAP for three and six months ended June 30, 2011 and 2010.
WESTWOOD ONE, INC
FREE CASH FLOW RECONCILIATION
(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Net cash (used in) provided by operating activities	$(14,888)	$8,307	$(19,575)	$13,222
(Less) Capital expenditures	(706)	(2,357)	(2,618)	(4,540)

Free Cash Flow	$(15,594)	$5,950	$(22,193)	$8,682